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                                                                      Exhibit 18
May 6, 1999


Spalding Holdings Corporation
425 Meadow Street
Chicopee, MA  01021-0901


At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the fiscal quarter ended April 3, 1999, of the facts relating to the Company's change in its method of inventory valuation from the Last-in, First-out (LIFO) method to the First-in, First-out (FIFO) method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Spalding Holdings Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1998. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Spalding Holdings Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1998.


Your truly,


Deloitte & Touche LLP
Hartford, Connecticut